EXHIBIT 99.1

NEWS RELEASE                                              CONTACT:  Randy Lieble
FOR IMMEDIATE RELEASE                                         (715) 839-2164

                   NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
                      INCREASED THIRD QUARTER 2003 EARNINGS

     Eau Claire, Wisconsin (October 24, 2003) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

     In response to questions about sales and earnings, Maryjo Cohen, President, stated, "Third quarter 2003 sales largely repeated the pattern set during the earlier quarters. Housewares and small appliance sales once again declined, reflecting the continuation of the weak retail environment for housewares. The earnings improvement was primarily due to cost reductions stemming from the sourcing of product overseas."

     The Company also announced its decision to terminate its defined benefit pension plan, and as a result, recorded an after tax charge of $731,000 in third quarter 2003. An additional estimated $1,900,000 is expected in the third quarter of 2004. In recognition of the ever escalating costs inherent in the administration of defined benefit plans combined with anticipated further charges and assessments of the Pension Benefit Guaranty Corporation (PBGC) to offset that organization's burgeoning deficit (already an estimated $8.8 billion), the Company concluded it was prudent to replace its defined benefit plan with a defined contribution plan. Many leading U.S. corporations have bitten the bullet and taken similar action. The effect of the third quarter charge was largely offset by the partial reversal of its Last In First Out inventory reserve ($573,000, net of tax).* Unfortunately, there will be no similar offset for the anticipated 2004 pension plan charge.

     National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO(R) brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

                                                      THREE MONTHS ENDED

                                          Sept. 28, 2003       Sept. 29, 2002
                                          --------------       --------------
    Net Sales                              $26,849,000          $28,447,000
    Net Earnings                           $ 2,078,000 *        $   893,000 *
    Net Earnings Per Share                 $       .30 *        $       .13 *
    Weighted Shares Outstanding              6,818,000            6,842,000

                                                     NINE MONTHS ENDED

                                          Sept. 28, 2003       Sept 29, 2002
                                          --------------       --------------
    Net Sales                              $70,355,000          $71,421,000
    Net Earnings/(Loss)                    $ 6,049,000 *        $  (384,000)*
    Net Earnings/(Loss) Per Share          $       .88 *        $       (06)*
    Weighted Shares Outstanding              6,822,000            6,839,000

This release contains "forward looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company's SEC reports, including Form 10-Q for the quarterly period ended June 29, 2003.

-----------------------------------------------
* Both 2002 and 2003 third quarters were favorably impacted by a partial reversal of the LIFO reserve. Net of taxes, the effect in the 2002 quarter was $730,000 - $.11 per share versus $573,000 - .08 per share in the 2003 quarter. The latter was more than offset by the pension termination charge of $731,000 - $.11 per share. For the first nine months of 2003, the LIFO reserve has contributed a net comparative favorable $1,278,000 - $.18 per share. The first nine months of 2002 was unfavorably impacted by the first quarter 2002 after-tax charge relating to plant closings of $2,423,000 - $.35 per share.


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